Exhibit 3.1

445771-4 Name of corporation-Dénomination de la société Corporation number-Numéro de la société Franco-Nevada Corporation Certificate of Amalgamation Canada Business Corporations Act Certificat de fusion Loi canadienne sur les sociétés par actions Richard G. Shaw Director - Directeur January 1, 2008 / le 1 janvier 2008 I hereby certify that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation. Je certifie que la société susmentionnée est issue d'une fusion, en vertu de l'article 185 de la Loi canadienne sur les sociétés par actions, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints. Date of Amalgamation - Date de fusion Industrie Canada Industry Canada

Industry Canada | Industrie Canada

Canada Business Corporations Act | Loi canadienne sur les sociétés par actions

FORM 9 ARTICLES OF AMALGAMATION (SECTION 185)

FORMULE 9 STATUTS DE FUSION (ARTICLE 185)

1 -- Name of the Amalgamated Corporation / Dénomination sociale de la société issue de la fusion

Franco-Nevada Corporation

2 -- The province or territory in Canada where the registered office is to be situated / La province ou le territoire au Canada où se situera le siège social

Ontario

3 -- The classes and any maximum number of shares that the corporation is authorized to issue / Catégories et tout nombre maximal d'actions que la société est autorisée à émettre

The attached Schedule 1 forms a part hereof.

4 -- Restrictions, if any, on share transfers / Restrictions sur le transfert des actions, s'il y a lieu

There are no restrictions on the transfer of shares.

5 -- Number (or minimum and maximum number) of directors / Nombre (ou nombre minimal et maximal) d'administrateurs

Minimum : 1, Maximum : 20

6 -- Restrictions, if any, on business the corporation may carry on / Limites imposées à l'activité commerciale de la société, s'il y a lieu

There are no restrictions on the business the Corporation may carry on or on the powers the Corporation may exercise.

7 -- Other provisions, if any / Autres dispositions, s'il y a lieu

The attached Schedule 2 forms a part hereof.

8 -- The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows: / La fusion a été approuvée en accord avec l'article ou le paragraphe de la Loi indiqué ci-après

☐ 183 ☑ 184(1) ☐ 184(2)

9 -- Name of the amalgamating corporations / Dénomination sociale des sociétés fusionnantes	Corporation No. / N° de la société	Signature	Date	Title / Titre	Tel. No. / N° de tél.
Franco-Nevada Corporation	6857787	[signature]	Dec. 20/07	Corporate Secretary	416-480-6480
Franco-Nevada Canada Corporation	6884776	[signature]	Dec. 20/07	Corporate Secretary	416-480-6480

FOR DEPARTMENTAL USE ONLY - À L'USAGE DU MINISTÈRE SEULEMENT

IC 3190 (2007/06)

SCHEDULE 1 3 THE CLASSES AND AN MAXMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE The authorized capital of the Corporation shall consist of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series. The rights, privileges, restrictions and conditions attaching to the Common Shares as a class and the Preferred Shares, issuable in series as a class, shall be as follows: 1. Common Shares 1.1 Voting The holders of the Common Shares shall be entitled to one vote for each Common Share held at all meetings of shareholders of the Corporation, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. 1.2 Dividends Subject to the prior rights of the holders of the Preferred Shares, if any, and to any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of the Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, if, as and when declared by the directors out of the moneys of the Corporation properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time detennine, and all dividends which the directors may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding. 1.3 Dissolution In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Preferred Shares and to any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Corporation. 2. Preferred Shares Issuable in Series The PrefelTed Shares may, at any time and from time to time, be issued in one or more series each series to consist of such number of shares as may, before the issue thereof, be fixed by the directors of the Corporation. The directors of the Corporation may, before issuance and subject as hereinafter provided, determine the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series including, without limiting the generality of the foregoing:

- 2- (a) the rate, amount or method of calculation of any dividends, whether cumulative, non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, date or dates and place or places of payment thereof and the date or dates from which any such dividends shall accrue and any preference of such dividends; (b) any rights of redemption and/or purchase and the redemption or purchase prices and terms and conditions of any such rights; (c) any rights of retraction vested in the ho lders of Preferred Shares of such series and the prices and tenns and conditions of any such rights and whether any other rights of retraction may be vested in such holders in the futue; (d) any voting rights; (e) any conversion rights; (f) any rights to receive the remaining property of the Corporation upon dissolution, liquidation or winding-up and the amount and preference of any such rights; (g) any sinking fund or purchase fund; and (h) any other provisions attaching to any such series of the Preferred Shares.

SCHEDULE 2 7 OTHER PROVISIONS (a) The directors may appoint one or more directors, who shall hold offce for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders. (b) The holders of any fractional shares issued by the Corporation shall be entitled to exercise voting rights and to receive dividends in respect of each such fractional share.